Exhibit 1

                            Report of Independent Auditors

Plan Administrator
Luby's Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the Luby's Savings and Investment Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2000, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                      ERNST & YOUNG LLP

San Antonio, Texas
May 18, 2001

                         Luby's Savings and Investment Plan

                  Statements of Net Assets Available for Benefits

                                                   December 31,
                                              2000              1999
                                              ____              ____
Assets

Cash                                       $       43        $        -
Investments, at fair value                  8,272,702         7,363,539

Receivables:
  Participant contributions                    12,357           142,741
                                           __________        __________
Net assets available for benefits          $8,285,102        $7,506,280
                                           __________        __________

See accompanying notes.





                          Luby's Savings and Investment Plan

              Statement of Changes in Net Assets Available for Benefits

                            Year Ended December 31, 2000

Additions to net assets attributed to:
 Investment income:
   Net depreciation in fair value of investments             $ (670,164)
   Interest and dividends                                       259,041
                                                             __________
                                                               (411,123)

 Contributions:
   Participants                                               2,127,005
                                                             __________
Total additions                                               1,715,882

Deductions from net assets attributed to:
 Benefits to participants                                       933,310
 Administrative expenses                                          3,750
                                                             __________
Total deductions                                                937,060
                                                             __________

Net increase                                                    778,822

Net assets available for benefits at beginning of year        7,506,280
                                                             __________

Net assets available for benefits at end of year             $8,285,102
                                                             __________

See accompanying notes.





                      Luby's Savings and Investment Plan

                        Notes to Financial Statements

                         December 31, 2000 and 1999

1.  Significant Accounting Policies

The accounting records of the Luby's Savings and Investment Plan (the Plan) are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The Plan's investments are stated at fair value based on quoted market prices on the valuation date. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Certain administrative expenses of the Plan are paid by Luby's, Inc. (the Company).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan, which was effective on March 1, 1997, is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC). Employees of the Company and Luby's Restaurants Limited Partnership who complete one year of service, which is defined as 1,000 hours, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not exceeding 15% of their compensation, limited by 401(k) regulations. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers five collective funds, four mutual funds, and one common stock fund.



Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of Plan earnings and charged with an allocation of any applicable participant expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan terms range up to 5 years for general purpose loans or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. Interest rates on outstanding loans range from 8.75 to 10.5 percent. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) Plan account. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) Plan account.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan subject to the provisions of ERISA.

3.  Investments

All investments are held by the Plan's trustee, American Express Trust Company.

The following presents individual investments that represent five percent or more of the Plan's net assets:

                                                     December 31,
                                                 2000             1999
                                                 ____             ____

AET Income Fund II                            $1,294,116      $1,115,455
AET Medium-Term Horizon Fund                   1,129,384         869,991
AET Long-Term Horizon Fund                     1,409,628       1,213,301
AET Equity Index Fund II                       1,312,837       1,484,014
Baron Asset Fund                               1,209,224       1,187,735
Janus Overseas Fund                              730,498         685,524
Luby's, Inc. Pooled Stock Fund                   488,538         410,413


During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $670,164 as follows:

Collective funds                       $ (44,494)
Mutual funds                            (410,253)
Common stock fund                       (215,417)
                                       _________
                                       $(670,164)
                                       _________

4.  Benefits Payable to Terminated Participants

At December 31, 2000, there were two withdrawing participants in the Plan entitled to aggregate vested benefits totaling $21,778 in cash distributions for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

5.  Reconciliation of Financial Statements to Form 5500

The Form 5500 is prepared on the modified cash basis of accounting. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                   December 31,
                                               2000              1999
                                               ____              ____
   Net assets available for benefits
    per the financial statements           $8,285,102        $7,506,280
   Participant contributions receivable
    at December 31                            (12,357)         (142,741)
                                           __________        __________

   Net assets available for benefits
    per the Form 5500                      $8,272,745        $7,363,539
                                           __________        __________


The following is a reconciliation of contributions received from participants per the financial statements to the Form 5500 for the year ended December 31, 2000:

   Net increase per the financial statements                   $778,822

   Plus:
   Amounts receivable from participants at
    December 31, 1999                                           142,741

   Less:
   Amounts receivable from participants at
    December 31, 2000                                           (12,357)
                                                               ________
   Net increase per the Form 5500                              $909,206
                                                               ________



6.  Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated February 13, 1998, stating that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of the determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.








                                 SUPPLEMENTAL SCHEDULE

                           Luby's Savings and Investment Plan

             Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
                             EIN: 74-1335253     Plan No.: 003

                                   December 31, 2000

                              Description of Investment,
   Identity of Issue,         Including Maturity Date,
   Borrower, Lessor,          Rate of Interest, Collateral,        Current
   or Similar Party           Par or Maturity Date                  Value
____________________________________________________________________________

*AET Income Fund II               Collective fund                 $1,294,116

*AET Short-Term Horizon Fund      Collective fund                    117,517

*AET Medium-Term Horizon Fund     Collective fund                  1,129,384

*AET Long-Term Horizon Fund       Collective fund                  1,409,628

*AET Equity Index Fund II         Collective fund                  1,312,837

*AXP Selective Fund               Mutual fund                         13,098

*AXP New Dimensions Fund          Mutual fund                        175,848

Baron Asset Fund                  Mutual fund                      1,209,224

Janus Overseas Fund               Mutual fund                        730,498

*Luby's, Inc. Pooled Stock Fund   Common stock 81,423 shares         488,538

*AET Money Market III             Cash and Cash Equivalents            7,062
                                                                  __________

*Participant loans                Interest accrued at
                                  prime rate plus 1%,
                                  varying maturity dates,
                                  8.75% - 10.5% charged
                                  during 2000                        384,952
                                                                  __________

                                                                  $8,272,702
                                                                  __________

*Denotes party-in-interest